Exhibit 7

                                AMENDMENT (NO. 1)
                   TO THE STOCK AND WARRANT PURCHASE AGREEMENT
                   -------------------------------------------

     Amendment (No. 1), dated as of May 18, 1999, to the STOCK AND WARRANT PURCHASE AGREEMENT (the "Agreement"), dated as of March 2, 1999, between Global Pharmaceutical Corporation (the "Company") and Fleming US Discovery Offshore Fund III, L.P. ("Purchaser"). All capitalized terms used but not defined in this Amendment (including the Schedules attached hereto) shall have the meanings ascribed to such terms in the Agreement (including the Schedules attached thereto).

         WHEREAS, the Company and the Purchaser have determined that it is the best interest of the parties, and in furtherance of their purposes, to amend the Agreement;

         NOW, THEREFORE, in consideration of the mutual promises and agreements hereinafter contained, the parties hereto agree as follows:

         5. The Agreement shall be amended by:

            (a) deleting  SCHEDULE 6 in its entirety and replacing it with
                          ----------
            SCHEDULE 6  attached  hereto; and
            ----------

            (b) deleting SCHEDULE 6A in its entirety and replacing it with
                         ----------
            SCHEDULE 6A attached hereto.
            ----------

         6. Except as amended herein, the Agreement shall remain in full force and effect.

         7. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         8. This Amendment shall be governed by and construed in accordance with the domestic laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.

         IN WITNESS WHEREOF, the undersigned have duly executed this Amendment as of the date set forth above.

                                           GLOBAL PHARMACEUTICAL CORPORATION


                                           By:  /S/ BARRY R. EDWARDS
                                                ---------------------
                                                Barry R. Edwards
                                                President and Chief Executive
                                                Officer


                                                FLEMING US DISCOVERY OFFSHORE
                                                FUND III, L.P.


                                           By:  FLEMING US DISCOVERY PARTNERS,
                                                L.P., its general partner

                                           By:  FLEMING US DISCOVERY, LLC,
                                                its general partner


                                           By:  /S/ ROBERT L. BURR
                                                ------------------
                                                Robert L. Burr, Member

                        GLOBAL PHARMACEUTICAL CORPORATION
                                                                      SCHEDULE 6
                                  CAPITAL STOCK
                                 AT MAY 12, 1999
             (ASSUMING THE PRIOR CLOSING OF THE PURCHASE OF SERIES D
                  PREFERRED STOCK AND WARRANTS PURSUANT TO THE
                      STOCK AND WARRANT PURCHASE AGREEMENT)

(a)      Authorized, Issued and Outstanding:
         (i)      Authorized capital stock
                  17,000,000 shares of Common Stock, par value $.01 2,000,000 shares of Preferred Stock, par value $.01

         (ii) Number of designated shares of Preferred Stock in each Series or Class after giving effect to the Certificate of Designations
                  60,000 shares of Series A Convertible Preferred Stock
                  50,000 shares of Series B Convertible Preferred Stock
                   9,000 shares of Series C Convertible Preferred Stock
                  50,000 shares of Series D Convertible Preferred Stock

         (iii) Number of shares outstanding in each Series or Class after giving effect to the issuance of Shares contemplated by the Stock and Warrant Purchase Agreements. 7,254,053 shares of Common Stock
                      0 shares of Series A Convertible Preferred Stock
                      0 shares of Series B Convertible Preferred Stock
                  9,000 shares of Series C Convertible Preferred Stock
                 50,000 shares of Series D Convertible Preferred Stock

(b)      Common Stock Reserved for Issuance:
         (i) 2,500,000 shares of Common Stock to be issued upon conversion of the Shares*
         (ii) 625,000 shares of Common Stock to be issued upon exercise of the Flemings Warrants
         (iii) 0 shares of Common Stock to be issued upon conversion of the Series A Convertible Preferred Stock
         (iv) 0 shares of Common Stock to be issued upon conversion of the Series B Convertible Preferred Stock
         (v) 450,000 shares of Common Stock to be issued upon conversion of the Series C Convertible Preferred Stock*
         (vi) 950,000 shares of Common Stock to be issued pursuant to the 1995 Stock Incentive Plan.
         (vii) 750,000 shares of Common Stock to be issued pursuant to outstanding warrants attached hereto on Schedule 6A (except for Flemings Warrants).


--------
*Assumes a $2.00 per share conversion price. In the event that the conversion price falls below $2.00, additional shares will be issued.

                        GLOBAL PHARMACEUTICAL CORPORATION
                                                                     SCHEDULE 6A
                      WARRANTS ISSUED AS OF APRIL 30, 1999

                                                                 No. of shares       Exercise
                                                                                     Price

IPO - Warrants to certain directors/officers                     42,000              $8.50
Keane Securities - Warrants related to IPO                       165,000             $13.175
Keane Securities - Warrants related to Series A Pref. Stock      13,000              $6.00
Merck KGaA "A" Warrants                                          100,000             $2.00
Merck KGaA "B" Warrants                                              *
Marc Silver                                                      30,000              $4.00
Daniel Kilmurray  20,000                                         $4.00
Bear Stearns Small Cap Value                                     225,000             $4.00
Gary Blumenthal   5,000                                          $1.75
Flemings (First Closing)                                         375,000             $4.00
Christopher D. Illick (First Closing)                            45,000              $2.50
Brean Murray & Co. (First Closing)                               45,000              $2.50
                  Total Warrants at 4/30/99                      1,065,000**
Flemings (Second Closing)                                        250,000             $4.00
Brean Murray & Co. Warrants (Second Closing)                     60,000              $2.50
                  Total                                          1,375,000**



*Under our arrangement with Merck KGaA, we issued warrants which are exercisable for 40,000 shares of common stock for each aggregate $1 million in gross profit, if any, earned by us under our agreement with a subsidiary of Merck KGaA in connection with sales of randitidine and other mutually agreed upon products, up to a total of 700,000 shares of common stock. The exercise price of these warrants is $8.50 per share.

**Does not include Merck "B" Warrants.